EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Form S-1 Registration Statement (Pre-Effective Amendment No. 3) Under the Securities Act of 1933 of (i) our report dated July 3, 2013 for the years ended December 31, 2012 and 2011, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, relating to the financial statements of Canwealth Minerals Corporation which appear in such Registration Statement and related Prospectus for the registration of 15,000,000 shares of Canwealth Minerals Corporation common stock.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ RBSM LLP

New York, New York
November 26, 2013